Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES DIRECTOR APPOINTMENT

Boise, Idaho, Oct. 29, 2007 – Micron Technology, Inc., (NYSE: MU) today announced the appointment of Robert L. Bailey to the company’s Board of Directors, effective immediately. Bailey is the Chairman and Chief Executive Officer (CEO) of PMC-Sierra, a leading provider of broadband communications and storage semiconductor technologies.

“We are extremely pleased to welcome Bob to our Board of Directors,” said Micron Chairman and CEO Steve Appleton. “Bob brings unique experience and strengths to our board, and we look forward to his contributions.”

Bailey has served as PMC’s President and Chief Executive Officer since July 1997. He has been Chairman of the Board since May 2005 and was also Chairman from February 2000 until February 2003. Bailey has been a director of PMC since October 1996.

Bailey has also served as President, Chief Executive Officer and director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary (“LTD”) since December 1993. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management from June 1979 to August 1989.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.